Exhibit H(24)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 8th day of September, 2016.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MM Select Bond and Income Asset Fund and MM Select Equity Asset Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to cap the fees and expenses of the Funds (other than extraordinary litigation and legal expenses, Acquired Fund fees and expenses, interest expense, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses) through January 31, 2018 at the following amounts. This agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Funds and the Manager.

MM Select Bond and Income Asset Fund

Expense Cap
Class I shares	0.26%

MM Equity Asset Fund

Expense Cap
Class I shares	0.25%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 8th day of September, 2016.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Brian Haendiges
Brian Haendiges, Vice President

MASSMUTUAL SELECT FUNDS
on behalf of the MM Select Bond and Income Asset Fund and MM Select Equity Asset Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer